THIRD AMENDMENT TO THE
CUSTODY AGREEMENT

THIS Amendment is made and effective as of December 2, 2019 to the Custody Agreement, dated as of November 22, 2017 by and between MSS SERIES TRUST, a Delaware statutory trust (the "Trust"), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America (the "Custodian").

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the Towpath Focus Fund, to the Trust, and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

1. Exhibit B is hereby superseded and replaced in its entirety with Exhibit B attached hereto.
2. Exhibit C-2, the fee schedule for the Towpath Focus Fund is hereby added to the Agreement.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the last date written below.

MSS SERIES TRUST	U.S. BANK NATIONAL ASSOCIATION
By: /s/ Brandon Pokersnik	By: /s/Anita M Zagrodnik
Name: Brandon Pokersnik	Name: Anita M. Zagrodnik
Title: ____ Secretary	Title: Senior VP
Date: December 3, 2019	Date: December 3, 2019

EXHIBIT B

to the Custody Agreement

Separate Series of MSS Series Trust

Name of Series

CCA Aggressive Return Fund - (Fee Schedule C applies)

Footprints Discover Value Fund - (Fee Schedule C-1 applies)

AINN (Fee Schedule C-1 applies)

Towpath Focus Fund (Fee Schedule C-2 applies)